Exhibit 99.1

FOR IMMEDIATE RELEASE	March 10, 2023
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF MONTICELLO LAND

FREEHOLD, NJ, March 10, 2023........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a 24-acre parcel of land located in Monticello, New York, for a total purchase price of $137,000.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to acquire this vacant land in Monticello, New York, which adjoins Kinnebrook Estates. Kinnebrook is a high-quality 250-space community with occupancy near 100%, site rents averaging $660 per month, and home rents averaging $1,200 per month. Previously, we completed the development of 48 sites which allowed us to generate increased sales and improve the efficiency of our operations. This vacant land will allow us to further expand the community generating additional sales profits and better operating results. We are actively working to develop new affordable housing in New York State.”

“Additionally, our community operating results for the beginning of 2023 are off to a strong start. We are making progress setting up and occupying our new home inventory. In January and February, we have occupied 125 new rental homes in our portfolio and anticipate accelerated infill rates as we get into our peak season. Sales for the first two months of the year are also up materially over last year. Demand is very strong as evidenced by an increase in online applications of over 60% from last year.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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